Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Symbion Long Term Incentive Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements of Symbion, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Symbion, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Symbion, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
August 3, 2006